UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12B-25


                              NOTIFICATION OF LATE FILING

                                                            SEC. FILE NUMBER
                                                                00-09081
                                                              CUSIP NUMBER
                                                                 23254K
                                                            ----------------
(Check One):
[ ] Form 10-K and  [ ] Form 10-KSB  [ ] Form 20-F   [ ] Form 11-K  [X] Form 10-Q
   and [ ] Form 10-QSB  [ ] Form N-SAR
           For Period Ended: September 30, 2006
           [ ] Transition Report on Form 10-K
           [ ] Transition Report on Form 20-F
           [ ] Transition Report on Form 11-K
           [ ] Transition Report on Form 10-Q
           [ ] Transition Report on Form N-SAR
           For the Transition Period Ended:

          NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I - REGISTRANT INFORMATION

CYBRDI, INC.
Full Name of Registrant

NOT APPLICABLE
Former Name if Applicable

401 ROSEMONT AVENUE
Address of Principal Executive Office(Street and Number)

FREDERICK, MARYLAND  21701
City, State and Zip Code

PART 11 - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

[x]   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[x]   (b)   The subject annual report, semi-annual report, transition report on
            Form 10-K, Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[ ]   (c)   The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR, or the transition report on portion thereof, could not be filed within the prescribed time period.

The Registrant's Form 10-QSB for the period ended September 30, 2006 could not be filed within the prescribed time period because the Registrant has not been able to review certain information and data relating to and necessary for the accurate completion of the Registrant's financial statements within such time period without unreasonable effort or expense. The Registrant will attempt to file said report within the prescribed extension period but is uncertain if can comply as it is preparing to file its quarterly report for the period ended June 30, 2006.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       LARRY LIU                    (301)                   644-3901
       ---------                  ----------            ----------------
        (Name)                     Area Code            Telephone Number

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s).                                      [ ] Yes   [X] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                [ ] Yes    [X] No


     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made


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                                  Cybrdi, Inc.
                  (Name of Registrant as Specified in Charter)

     has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

     Date: November 14,  2006

     By: /s/ Yanbiao Bai
         ------------------------------------
YANBIAO BAI,  CEO, PRESIDENT  AND DIRECTOR